Exhibit 99.13(c)

               Schedule for Computation of Performance Quotations*

I.   Average Annual Total Return Calculations

The average annual total return ("AATR") is the annual interest rate accruing on the initial investment amount, on a compounded interest basis, as measured from the beginning of the period to the end of the period. The following formula is used: P(1+AATR)^n = ERV. Except as otherwise noted, the figures include deductions for all charges at both the fund and separate account levels as described in the Prospectus and Statement of Additional Information.

     A.   Standardized Performance - assumes Contract is surrendered on 12/31/_

                                $l,000.00 x (1=AATR)^n = $
                                  AATR =          %

          P - initial investment at the beginning of period = $1,000

          n - number of years

        ERV - ending redeemable value of initial investment amount at end of period = $

     B. Non-Standardized Performance - assumes Contract continues at end of 12/31_. As a result, no deduction is made for a contingent deferred sales charge.

                                $1,000.00 x (1=AATR)^n = $
                                  AATR-           %

          P - initial investment at the beginning of period = $1,000

          n - number of years

        ERV - ending redeemable value of initial investment amount at end of period = $

*All Calculations assume immediate reinvestment of all dividends and Fund distributions.
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II.  Non-Standardized Change in Accumulation Unit Value Calculation

     The change in Accumulation Unit value ("CAUV") is the aggregate percentage change in the value of an Accumulation Unit in the Investment Division, on a compounded interest basis, as measured from the beginning of the period to the end of the period. Deductions are made for all charges at both the fund and separate account levels as described in the Prospectus and Statement of Additional Information except that no deductions are made for the contingent deferred sales charge and for the fund's pro-rated portion of the contract administration fee. The following formula is used for each 12 month period calculation: P(l+CAUV)^n = ERV. For the Five Year and Life of the Fund calculation, the aggregate percentage change in the value of an Accumulation Unit is calculated by dividing the change in the value of the initial $1,000 investment amount by such $1,000 initial investment amount.

                            $l,000.00 x (l+CAUV)^n = $
                                 CAUV =        %

          P - initial investment amount at the beginning of the period = $1,000.00

          n - number of years

        ERV - ending redeemable value of initial investment amount at the end of period = $

III. Yield and Effective Yield Calculations

     The following illustrates the calculations of the current and effective annualized yield as described in the Prospectus and the Statement of Additional Information for a hypothetical account with a beginning balance of one share for the seven-day period ended December 31,

     Net change in account value
          (seven-day period ended December 31,     ):

     Ending account value
     Less - beginning account value                                 10.00

     Net change in account value
     Base period return ($.        / $10.00000)
     Current yield (annualized) = ((.        / 7) x 365)                   %
     Effective yield (annualized) (l+(           / 7))^365-1               %